Exhibit 99.1

Belden & Blake Corporation
News Release

5200 Stoneham Road, North Canton, Ohio 44720
Phone: 330-499-1660
Fax: 330-497-5463

Contact:	Bob Peshek Senior Vice President and Chief Financial Officer	FOR IMMEDIATE RELEASE August 17, 2005 E-mail: bpeshek@beldenblake.com

Belden & Blake Announces Completion of the Sale of Its Parent Company

North Canton, Ohio – August 17, 2005 – Belden & Blake Corporation (the “Company”) announced that on August 16, 2005, the partners of its direct parent company, Capital C Energy Operations, L.P. (“Capital C”), completed the sale of all of the partnership interests in Capital C to certain institutional funds managed by EnerVest Management Partners, Ltd., a Houston-based privately held oil and gas operator and institutional funds manager.

In connection with the acquisition, the Company entered into a $390 million amended and restated credit agreement with BNP Paribas. Borrowings under the senior secured credit facility may not exceed the borrowing base, which was initially set at $80.25 million, of which $57 million was drawn at closing. In addition, Capital C made a $9 million capital contribution to the Company and made a loan of $25 million to the Company in the form of a 10% subordinated note due August 16, 2012.

Additionally, as provided by the purchase agreement, the entire Board of Directors of the Company resigned and Capital C replaced the board with John B. Walker, James M. Vanderhider, Mark A. Houser, Ken Mariani and Matthew Coeny.

The Company’s management team remained with the Company after the transaction with the exception of Mr. Winne, the former Chairman of the Board and Chief Executive Officer and Mr. Becci, the former President and Chief Operation Officer, who both resigned upon the completion of the transaction. Mark A. Houser was appointed Chairman and Chief Executive Officer and James M. Vanderhider was appointed President and Chief Operating Officer.

Belden & Blake engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of EnerVest Management Partners, Ltd.

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